Exhibit 16.1

November 18, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FirstFed Bancorp, Inc. (the Company) and, under the date of March 10, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003. On November 17, 2005 we were notified by the Company that our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8–K dated November 17, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (i) it appointed Mauldin & Jenkins, Certified Public Accountants, LLC (MJ) as its new independent registered public accounting firm, (ii) the determination followed the Registrant’s decision to seek proposals from independent accountants to audit the Registrant’s financial statements for the fiscal year ending December 31, 2005, (iii) the decision to terminate KPMG and to retain MJ was approved by the audit committee, or (iv) that the Company has not consulted with MJ regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S–B, during the two most recent fiscal years ended December 31, 2004, and subsequent interim period through November 17, 2005.

Very truly yours,

/s/ KPMG LLP